Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated September 19, 2013
Relating to Preliminary Prospectus dated September 19, 2013
Registration No. 333-190566

On September 19, 2013, BIND Therapeutics, Inc. filed Amendment No. 4 to its Registration Statement on Form S-1 (Registration No. 333-190566) (the “Registration Statement”) to update and supplement certain disclosures that had been provided in its preliminary prospectus dated September 5, 2013 (referred to herein as the “Initial Preliminary Prospectus”). This free writing prospectus summarizes the amendments and supplements to the Initial Preliminary Prospectus that appear in the most recent preliminary prospectus included in Amendment No. 4 to the Registration Statement (the “Preliminary Prospectus”). These changes primarily reflect indications of interest from certain affiliates of our directors and other principal stockholders to purchase an aggregate of approximately $14.7 million in shares of our common stock in the proposed initial public offering. This free writing prospectus also amends certain information in the Preliminary Prospectus to reflect the pricing terms of the offering. A copy of the Preliminary Prospectus is included in Amendment No. 4 to the Registration Statement and can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1385228/000119312513370958/d579945ds1a.htm

You should read the entire Preliminary Prospectus carefully, especially the “Risk Factors” section and the consolidated financial statements and related notes, together with this free writing prospectus, before deciding to invest in our common stock. Unless the context indicates otherwise, as used in this free writing prospectus, the terms “our,” “us” and “issuer” refer to BIND Therapeutics, Inc. and its consolidated subsidiaries.

Initial Public Offering Price

The initial public offering price is $15.00 per share.

Common Stock Offered by us in this Offering

4,700,000 shares (plus an additional 705,000 shares the underwriters have an option to purchase)

Potential Participation in this Offering

Certain affiliates of our directors and other principal stockholders, including entities affiliated with Polaris Venture Partners V, L.P., Flagship Ventures Fund 2004, L.P., RUSNANO, DHK Investments, LLC, ARCH Venture Fund VII, L.P. and NanoDimension, L.P., each of which is a current stockholder, have indicated an interest in purchasing an aggregate of approximately $14.7 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no shares in this offering.

Upon the closing of this offering, based on the number of shares of common stock outstanding as of June 30, 2013, our executive officers, directors and stockholders who owned more than 5% of our outstanding common stock before this offering and their respective affiliates will, in the aggregate, hold shares representing approximately 55.6% of our outstanding voting stock, or 61.9% of our outstanding voting stock if our current stockholders purchase all of the $14.7 million in shares of common stock they have indicated an interest in purchasing in this offering, based on the initial public offering price of $15.00 per share. The disclosure in the Preliminary Prospectus under “Risk Factors—Risks Related to Our Common Stock and this Offering—After this offering, our executive officers, directors and principal stockholders, if they choose to act together, will continue to have the ability to control or significantly influence all matters submitted to stockholders for approval” has been updated to reflect the potential change in percentage ownership of our executive officers, directors and stockholders who owned more than 5% of our outstanding common stock before this offering should these current stockholders purchase all of the approximately $14.7 million in shares of common stock they have indicated an interest in purchasing in this offering.

NASDAQ Global Select Market

Our common stock has been approved for listing on the NASDAQ Global Select Market under the symbol “BIND.”

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it from: Credit Suisse Securities (USA) LLC, c/o Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, Telephone: 800-221-1037, Email: newyork.prospectus@credit-suisse.com, or from Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 631-274-2806.

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